HCSG Provides Update On Client Restructuring,
Reiterates 2025 Growth and Cash Flow Expectations

BENSALEM, PA--(BUSINESS WIRE)-- Healthcare Services Group, Inc. (NASDAQ:HCSG) today issued the following statement related to the Genesis HealthCare, Inc. (“Genesis”) announcement that it had filed for Chapter 11 bankruptcy protection in the Northern District of Texas on July 9, 2025 (the “Petition Date”).

HCSG currently provides services to 164 Genesis facilities. Following the Petition Date, HCSG expects to continue its contractual relationship with those Genesis facilities without disruption in service or payments. As of the Petition Date, the estimated accounts and notes receivable balances of Genesis, net of reserves, were $50.0 million and $14.4 million, respectively. As a result of the Genesis filing, HCSG estimates a second quarter non-cash charge of approximately $0.62 per share and a third quarter non-cash charge of approximately $0.03 to $0.04 per share.

Ted Wahl, Chief Executive Officer, stated, “We believe the root causes of this action are specific to Genesis and its legacy debt structure. While Genesis had taken steps to strengthen its financial position, they deemed this a necessary step to move forward as a stronger operator in this industry.”

Mr. Wahl continued, “Overall industry fundamentals remain strong, highlighted by the multidecade demographic tailwind that is now beginning to work its way into the long-term and post-acute care system. The industry’s most recent operating trends remain positive as well, with a steady increase in workforce availability, rising occupancy, and a stable reimbursement environment.”

Mr. Wahl concluded, “And while the Genesis news and resulting impact on our upcoming reported results is disappointing, our 2025 growth plans and cash flow outlook remain strong. We reiterate our previously shared 2025 expectations of mid-single digit revenue growth and $60.0 to $75.0 million of cash flow from operations (excluding the change in payroll accrual). We are confident that continuing to execute on our strategic priorities, supported by our strong business fundamentals, will enable us to further accelerate growth, while delivering sustainable, profitable results.”

Conference Call and Upcoming Events

HCSG is scheduled to release its earnings results for the quarter ended June 30, 2025, on Wednesday, July 23, 2025, before market opening. In conjunction with its release, the Company will host a conference call that same day at 8:30 a.m. Eastern Time to discuss its results The call may be accessed via phone at 1 (800) 715-9871, Conference ID: 9951274. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on the website for one year following the date of the earnings call.

About Healthcare Services Group, Inc.

Healthcare Services Group (NASDAQ: HCSG) is a leader in managing housekeeping, laundry, dining, and nutritional services within the healthcare industry. With nearly 50 years of experience, HCSG aims to provide improved operational, regulatory, and financial outcomes for our clients.

Company Contacts:

Theodore Wahl
President and Chief Executive Officer

Vikas Singh
Executive Vice President and Chief Financial Officer

Matthew J. McKee
Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com